PROSPECTUS

Great Lakes Chemical Corporation

550,000 Shares
Common Stock

        This prospectus relates to 550,000 shares of Common Stock, par value $1.00 per share, of Great Lakes Chemical Corporation, a Delaware corporation, which may be offered for sale from time to time by John J. Gallagher III, as trustee under the Great Lakes Chemical Corporation Retirement Plan Supplemental Trust. In this prospectus, we sometimes refer to ourselves as “the Company,” to the Retirement Plan as “the Plan,” to the Retirement Plan Supplemental Trust as “the Trust,” to Mr. Gallagher in his capacity as trustee of the Trust as “the Selling Stockholder,” and to the shares offered by this prospectus as “the Shares.” The Company is registering the Shares in order to provide the Selling Stockholder with freely tradable shares pursuant to a Registration Rights Agreement between the Company and the Investment Committee of the Company as the investment manager of the Plan. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. The Company is generally required to bear the expenses of registration of the Shares, including, without limitation, registration fees, and legal and accounting fees. Underwriting discounts, commissions and fees and transfer taxes will be the responsibility of the Selling Stockholder. The Investment Committee will determine the time and manner of the sale of the Shares.

        The Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol “GLK.” On August 9, 2004, the last reported sale price per share of the Common Stock, as quoted on the Pacific Stock Exchange and the New York Stock Exchange, was $23.09.

        The Selling Stockholder may from time to time offer and sell the Shares held by him as trustee of the Trust directly or through agents or broker-dealers on terms, including the price per share, to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. The Selling Stockholder reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents.

        The Selling Stockholder and any agents or broker-dealers that participate with the Selling Stockholder in the distribution of Shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See “Plan of Distribution.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 9, 2004.

TABLE OF CONTENTS

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION	1

INCORPORATION OF DOCUMENTS BY REFERENCE	1

THE COMPANY	2

THE OFFERING	2

USE OF PROCEEDS	2

SELLING STOCKHOLDER	3

PLAN OF DISTRIBUTION	3

LEGAL MATTERS	4

EXPERTS	4

MISCELLANEOUS	4

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

        We file annual, quarterly, and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the Public Reference Room. Most of our filings are also available to you free of charge at the Commission’s web site at http://www.sec.gov.

        Our common stock is listed on the New York Stock Exchange and similar information can be inspected and copied at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, NY 10005 or electronically at http://nyse.com.

        We have filed a registration statement under the Securities Act of 1933 with the Commission with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statement. However, it does not contain all of the information contained in the registration statement and its exhibits. You should refer to the registration statement and its exhibits for further information about us and the common stock offered by this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We have filed the following documents with the Commission that are incorporated by reference into this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2003;
•	our quarterly report on Form 10-Q for the quarter ended March 31, 2004; and
•
the information set forth under the caption “Description of Securities” in Item 1. of our Form 8-A (Commission File No. 1-6450), filed March 30, 1988, including any amendments or reports filed for the purpose of updating that description.

        Please note that all other documents and reports filed under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such reports and documents.

        You may request free copies of filings incorporated herein by reference by writing or telephoning us at the following address:

Great Lakes Chemical Corporation
9025 North River Road, Suite 400
Indianapolis, Indiana 46240
(317) 715-3000
Attn:  Investor Relations

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THE COMPANY

        Great Lakes Chemical Corporation began business as a Michigan corporation in 1933 and was reincorporated as a Delaware corporation in 1970. Our principal executive offices are located at 9025 North River Road, Suite 400, Indianapolis, Indiana 46240. Our website address is www.greatlakes.com. Information contained in our website is not incorporated by reference into this prospectus, and you should not consider information contained in our website as part of this prospectus. As used in this prospectus, except where otherwise stated or indicated by the context, “we,” “us,” “our,” “Great Lakes” or the “Company” means Great Lakes Chemical Corporation and its consolidated subsidiaries.

        Great Lakes is a global company dedicated to delivering innovative, market-focused specialty chemical solutions and consumer products. The Company’s products and services help treat and purify water, keep surfaces in and around the home shining, protect against and extinguish fire, and enhance the stability and performance of a wide range of consumer products, such as computers, electronics, automobiles, packaging, building materials and furniture. The Company serves customers and markets through an integrated network of research, production, sales, distribution and technical services facilities.

THE OFFERING

Common stock offered hereby	550,000.shares
Common stock outstanding after the offering:	50,999,012(a)
NYSE Symbol	GLK

(a)  Based on the number of shares of Common Stock outstanding on May 3, 2004.

        The Shares are being registered by the Company under the Registration Rights Agreement, pursuant to which the Company agreed, among other things, to file a registration statement for the sale of the shares of Common Stock offered hereby. The Company is generally required to bear the expenses of the registration of the shares of Common Stock offered hereby, including, without limitation, registration fees and legal and accounting fees. Underwriting discounts, commissions and fees and transfer taxes will be the responsibility of the Selling Stockholder. The Company has agreed to indemnify the Selling Stockholder against certain liabilities under the Securities Act.

        Prohibited transactions under Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), could arise if, absent an available exemption, a person or entity which is a “party in interest,” as defined under ERISA, or a “disqualified person,” as defined under the Code, were to purchase any of the Shares being offered by the Selling Stockholder. Any such potential purchaser should consult with counsel in order to determine whether an exemption is available with respect to any such purchase.

USE OF PROCEEDS

        The Shares are being offered hereby for the account of the Selling Stockholder for the benefit of the Trust. Accordingly, the Company will not receive any of the proceeds from the sale of the Shares offered hereby.

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SELLING STOCKHOLDER

        The Selling Stockholder is John J. Gallagher III, as trustee of the Trust under the Plan. The Plan is a defined benefit plan for purposes of ERISA and is designed to provide employee participants with retirement income related to their salary and years of active service. The Selling Stockholder does not receive separate compensation for serving as trustee of the Trust. Pursuant to the governing trust documents, the Investment Committee of the Company has sole investment responsibility with respect to the purchase, retention, and sale of Common Stock by the Plan.

        On June 19, 2003 and August 17, 2004, the Company contributed 300,000 and 225,000 shares of Common Stock, respectively, to the Trust. The proceeds of any sales of the Common Shares by the Selling Stockholder will be retained by the Plan and used for the benefit of participating employees and retirees of the Company and their beneficiaries.

        In accordance with the terms of the trust agreement, the Investment Committee is responsible for the management and disposition of the shares of Common Stock of the Company held by the Plan and is a fiduciary of the Plan. The Investment Committee, in exercising its fiduciary duty, will decide whether or not, and under what terms, it will direct the Selling Stockholder to sell the shares of Common Stock offered hereby. At the date of this Prospectus, the Plan beneficially owned 550,000 shares of Common Stock, representing approximately 1.0% of the Company’s outstanding shares of Common Stock. The Plan is offering to sell 550,000 shares of Common Stock pursuant to this offering, and assuming that all such shares are sold, the Plan will beneficially own none of the outstanding shares of Common Stock after this offering.

PLAN OF DISTRIBUTION

        Sales of the Shares offered hereby may be made on the New York Stock Exchange, the Pacific Stock Exchange or the over-the-counter market, pursuant to Rule 144 promulgated under the Securities Act, or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

        The Shares may be sold in (i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) transactions in which a broker or dealer acts as principal and resells the Shares for its account pursuant to this prospectus, (iii) an exchange distribution in accordance with the rules of such exchange, and (iv) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. The Selling Stockholder also may, from time to time, authorize underwriters acting as his agents to offer and sell Shares upon such terms and conditions as shall be set forth in a prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from the Selling Stockholder in amounts to be negotiated immediately prior to sale. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

        There is no assurance that the Selling Stockholder will offer for sale or sell any or all of the Shares. The Company has been advised by the Selling Stockholder that he or his pledgees, donees, transferees or other successors in interest may sell all, a portion of, or none of the Shares.

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LEGAL MATTERS

        The validity of the shares offered hereby will be passed upon for us by Ice Miller, Indianapolis, Indiana.

EXPERTS

        The consolidated financial statements of Great Lakes Chemical Corporation appearing in Great Lakes Chemical Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

MISCELLANEOUS

        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

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